Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS SECOND-QUARTER AND FIRST-HALF 2009 RESULTS

Highlights

•	Net income per share of $0.34, on a fully exchanged basis(a), for the second quarter of 2009; net income per share of $0.11 for the first half of 2009(b), on a fully exchanged basis

•	Operating revenue of $399 million in the second quarter of 2009, compared to $273 million in the first quarter of 2009 and $494 million in the second quarter of 2008

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M&A and Strategic Advisory, Restructuring and Asset Management all contributed to the 46% sequential improvement in operating revenue from first-quarter to second-quarter 2009; M&A revenue up 40% sequentially from the first quarter of 2009

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Restructuring group operating revenue was a quarterly record of $93.2 million, compared to $60.9 million in the first quarter of 2009 and $32.7 million in the second quarter of 2008; and was a first-half record of $154.2 million vs. $48.2 million in the first half of 2008

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Assets Under Management increased to $98.0 billion as of June 30, 2009, vs. $81.1 billion as of March 31, 2009; net inflows of $353 million in the second quarter of 2009; management fees up 15% sequentially over the first quarter of 2009

•	Increased quarterly dividend by 25% to $0.125 per share

NEW YORK, July 29, 2009 – Lazard Ltd (NYSE: LAZ) today announced financial results for the second quarter and first half ended June 30, 2009. Net income(c) on a fully exchanged basis was $43.1 million, or $0.34 per share (diluted), for the second quarter of 2009, compared to $64.6 million, or $0.54 per share (diluted), for the second quarter of 2008, and compared to a net loss of $(29.7) million, or $(0.26) per share (diluted), for the first quarter of 2009. Net income on a fully exchanged basis was $13.5 million, or $0.11 per share (diluted), for the first half of 2009, excluding a $62.6 million pre-tax charge during the first quarter of 2009, compared to $80.5 million, or $0.71 per share (diluted) for the first half of 2008.

On a U.S. GAAP basis, which is before exchange of exchangeable interests, net income was $28.2 million, or $0.34 per share, for the second quarter of 2009, compared to $34.3 million, or $0.54 per share, for the second quarter of 2008. Net loss was $(25.3) million, or $(0.36) per share (diluted), for the first half of 2009, including the first-quarter pre-tax charge, compared to net income of $42.1 million or $0.70 per share (diluted) for the first half of 2008.

(a)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.

(b)	Excludes a $62.6 million pre-tax charge during the first quarter of 2009 as a result of staff reductions and realignments.

(c)	Refers to net income or loss attributable to Lazard Ltd.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Comments

“Of course, we are pleased with these results and to have raised the dividend. We have performed well in these turbulent markets. Although the markets may continue to be erratic and the general economy may lag, we feel ‘it is the end of the beginning’ of the stabilization of the financial sector,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard. “We believe there is a need by major corporate leaders to go beyond surviving the downturn and start thinking about future growth.”

“In thinking about the future, we are planning for a gradual increase in traditional M&A activity, reaching the prior period highs in about four years,” said Mr. Wasserstein. “In addition, new markets such as China, India, Brazil, Australia and Russia are becoming more active. We also are broadening our client base through new hires and initiatives such as Lazard Middle Market and Wealth Management.”

“We also expect the pace of our other advisory activities, including advice to governments and sovereign funds, as well as capital markets advice to major corporates, will continue to increase,” said Mr. Wasserstein.

“We believe high levels of defaults will continue over the next four years and, therefore, our restructuring business will continue to be very active,” said Mr. Wasserstein.

“In addition, we continue to win new mandates in Asset Management and to have superior performance in many products,” said Mr. Wasserstein. “As of today, we have over $100 billion in Assets Under Management and are in a net inflow position, year-to-date.”

“We are committed to our distinct franchise and are well positioned for the upside in the recovery,” said Mr. Wasserstein. “Globalization and effectively managing assets are the imperatives of the new economy. We are a special bracket advisory firm and a global platform asset manager. The combination of increased M&A volume, broader advisory services, highly active restructuring activity and increased assets under management from new markets, asset appreciation and new products should propel our growth. Nevertheless, we recognize the need to expect the unexpected, and any plans may need to be adapted.”

“Our fundamentals and financial position are strong. We are returning value to our shareholders through our share repurchases and are increasing our quarterly dividend by 25%. We are a low-risk, diversified business, and the only major investment bank to which the U.S. Government did not provide emergency financial support,” said Michael J. Castellano, Chief Financial Officer of Lazard.

“We are uniquely a global-scale specialized firm that focuses on advice and asset management, which sets us apart from the boutiques,” said Mr. Castellano. “We also continue to compete successfully with the large, multi-product, commercial investment banks in our comparable businesses, largely because of their conflicts, lack of focus on our products, the high quality of our teams and the personal senior attention we give clients.”

“Our strategy is working through this volatile period,” said Mr. Castellano. “We are building new product revenue streams for growth and are leveraging our geographic breadth for clients. We are serving our clients’ needs for trusted advice in managing institutional and private assets, and for finding the needed capital to repair and strengthen corporate balance sheets to support growth.”

“We continue to generate significant cash flow and contain discretionary spending,” said Mr. Castellano. “We can therefore invest where we see potential for superior returns, such as wealth management, accelerate our senior-level hiring and seed new asset management strategies.”

“We believe it is better to over achieve than to over promise, and the facts speak for themselves,” said Steven J. Golub, Vice Chairman of Lazard. “Although we expect our results to continue to fluctuate from quarter to quarter, we are confident in our abilities to continue to forge a path of growth.”

“Lazard’s Financial Advisory and Asset Management businesses are poised to capture the upturn in the next cycle,” said Mr. Golub. “Clients can trust and rely on our deep, experienced, long-standing leadership teams around the globe. As a result, we have increased market share in M&A and strategic financial advisory assignments, and added new global and complex mandates in the second quarter. These include advising Xstrata in its possible offer to merge with Anglo American, BHP in its Western Australian iron ore production joint venture with Rio Tinto, Barclays in its sale of the Barclays Global Investors business to BlackRock, and Amazon.com in its acquisition of Zappos.com.”

“Our award-winning global restructuring team, paired with our M&A industry specialist bankers, has advised on over 100 restructuring assignments worldwide in 2009, of which the majority are non-bankruptcy assignments. Notable assignments by our restructuring teams in Europe and the US, include advising Capmark Financial, Cemex, Evraz, INEOS, Kellwood and the first-lien lenders to Monier, and on Chapter 11 bankruptcies for Charter Communications, Lehman Brothers, Nortel, RH Donnelley, Tribune Co., and a number of automotive suppliers,” said Mr. Golub. “We have advised debtors and creditors on 20 of the top 30 Chapter 11 bankruptcies during the past 18 months, which include nine out of the top 10 filed in 2009. We fully expect that defaults will continue to increase to record levels. At the same time, as equity markets start to rise, and our Asset Management business continues to gather assets and deliver superior solutions for clients, we expect that business to continue to rebound.”

Operating Revenue and Operating Income

Operating revenue was $398.8 million for the second quarter of 2009, compared to $494.0 million for the second quarter of 2008 and $272.9 million for the first quarter of 2009. Operating income was $56.9 million for the 2009 second quarter, compared to $87.7 million for the second quarter of 2008 and compared to an operating loss of $(28.2) million in the first quarter of 2009, excluding the $62.6 million pre-tax charge in the 2009 first quarter.

Operating revenue was $671.8 million for the 2009 first half, compared to $835.2 million for the first half of 2008. Operating revenue for the first half of 2009 includes Corporate revenue of $20.7 million, compared to a negative revenue of $(13.4) million for the first half of 2008. Operating income, excluding the $62.6 million pre-tax charge in the first quarter, was $28.7 million for the 2009 first half, compared to operating income of $105.8 million for the first half of 2008.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Core Operating Business

Lazard’s core operating business includes its Financial Advisory and Asset Management businesses. Core operating business revenue was $384.7 million for the 2009 second quarter, compared to $467.8 million for the second quarter of 2008. M&A and Strategic Advisory, Restructuring and Asset Management all contributed to the improvement in the second quarter from $266.4 million in the 2009 first quarter, with M&A revenue up 40% sequentially from the first quarter of 2009. Core operating business revenue was $651.1 million for the first half of 2009, compared to $848.7 million for the first half of 2008. Core operating business revenue for the first half of 2009 reflects lower M&A and Corporate Finance revenues than occurred during the first half of 2008 as well as the continuing effects of market depreciation on asset management fees, offset by significantly higher restructuring fees due to the increased level of restructuring advisory activity in the U.S. and Europe.

Financial Advisory

Financial Advisory operating revenue was $253.1 million for the 2009 second quarter, compared to $289.0 million for the second quarter of 2008 and $163.5 million for the first quarter of 2009. Financial Advisory operating revenue was $416.6 million for the first half of 2009, compared to $501.4 million for the first half of 2008.

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring and Corporate Finance encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes various corporate finance advisory services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which has an impact on the timing of the recognition of restructuring revenue.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $134.9 million for the second quarter of 2009, compared to $225.1 million for the second quarter of 2008. This was an increase of 40% over 2009 first-quarter M&A and Strategic Advisory operating revenue of $96.5 million. M&A and Strategic Advisory operating revenue was $231.3 million for the first half of 2009, compared to $391.1 million for the first half of 2008.

Among the transactions completed during the second quarter of 2009 on which Lazard advised were the following:

•	Haas Family Trusts in Rohm and Haas’ $18.8 billion sale to Dow Chemical

•	GMAC related to the $7.5 billion investment by the US Treasury

•	Ciba’s CHF 6.1 billion sale to BASF

•	TM International’s INR72.9 billion acquisition of a 14.99% stake in Idea Cellular, and Idea Cellular’s subsequent merger with Spice Communications

•	Kulczyk’s $1.1 billion contribution of its 28% stake in Kompania Piwowarska to SABMiller

•	Special Committee of Transatlantic in Transatlantic’s $1.1 billion follow-on offering of shares owned by AIG

•	Hammerson’s £445 million (implied value) sale of a 75% interest in Bishops Square to Oman Investment Fund

•	Debenhams’ £323 million Firm Placing and Placing and Open Offer of new ordinary shares

•	Anheuser-Busch InBev’s $902 million aggregate sales of a 19.9% stake in Tsingtao to Asahi and remaining 7% stake to a private investor

•	Natixis’ €595 million sale of 35% of CACEIS capital to Crédit Agricole

•	PaperlinX’s A$790 million sale of Australian Paper to Nippon Paper Group

•	Swedish National Debt Office’s SEK2,275 million sale of both Carnegie Investment Bank and Max Matthiessen

•	Kingdom of Belgium in its agreement with BNP Paribas on ownership structure of Fortis Bank Belgium and Fortis Insurance Belgium

Among the pending, publicly announced M&A transactions on which Lazard advised in the second quarter, continued to advise, or completed since June 30, 2009, are the following:

•	BHP’s $58.0 billion Western Australian iron ore production joint venture with Rio Tinto

•	Xstrata’s £29.4 billion possible offer to merge with Anglo American

•	Acciona’s €11.1 billion sale of its 25% stake in Endesa to ENEL

•	Barclays’ $13.5 billion sale of the Barclays Global Investors business to BlackRock

•	Audit, Conflicts and Governance Committee of the GP of Enterprise Products Partners’ in EPP’s $6 billion merger with TEPPCO

•	GlaxoSmithKline’s up to $3.6 billion acquisition of Stiefel Laboratories

•	Resolution’s £1.7 billion possible offer for Friends Provident

•	Anheuser-Busch InBev’s $1.8 billion sale of Oriental Brewery to KKR

•	Nortel’s $1.13 billion sale of its CDMA Business and LTE Access assets to Ericsson

•	Amazon.com’s $807 million acquisition of Zappos.com

•	Anheuser-Busch InBev’s $577 million sale of four metal beverage container manufacturing plants to Ball

•	Nortel’s $475 million sale of its Enterprise Solutions Business to Avaya

•	Independent directors of KKR Private Equity Investors, L.P. in KKR Private Equity Investors, L.P.’s business combination with KKR

•	Veolia Environnement in the merger of its Veolia Transport division with Transdev

•	Caisse Nationale des Caisses d’Epargne’s merger with Banque Fédérale des Banques Populaires

•	Pfizer’s agreement with GlaxoSmithKline to create a world-leading, specialist HIV company

•	Conflicts Committee of the Board of Directors of Magellan Midstream Holdings GP, LLC in Magellan Midstream’s capital structure simplification

•	Clickair’s merger with Vueling

Financial Restructuring

Financial Restructuring operating revenue was a quarterly record of $93.2 million, compared to $32.7 million for the second quarter of 2008 and compared to $60.9 million for the first quarter of 2009. Financial Restructuring operating revenue was a first-half record of $154.2 million, compared to $48.2 million for the first half of 2008.

Over the past decade, Lazard has advised on more than 450 restructurings worldwide, with an aggregate value over $1 trillion. The firm has been recognized as having the world leading restructuring group, including receiving numerous awards since 2003, most recently being named by Euromoney as the Best Global Corporate Restructuring House for 2009. Lazard has advised debtors and creditors on 20 of the top 30 Chapter 11 bankruptcies over the past 18 months, which include nine out of the top 10 that were filed in 2009.

Some of the notable recent assignments include our retention to advise unsecured creditors of Abitibi Bowater, Cemex, Citadel Broadcasting Group, lenders to Eddie Bauer, Evraz, Kellwood, the first-lien lenders to Monier, Pacific Energy Resources and a number of automotive suppliers, including Hayes-Lemmerz and Metaldyne Corporation.

Among ongoing in-court Chapter 11 bankruptcies, on which Lazard has advised debtors or creditors during the first half of 2009, are:

•	Chemicals: Chemtura, Lyondell

•	Gaming, Entertainment and Hospitality: Midway Games, Tropicana Entertainment, Trump Entertainment Resorts, Twin River Casino

•	Professional/Financial Services: BearingPoint, Lehman Brothers

•	Real Estate/Property Development: Crescent Resources, Extended Stay Hotels, LandSource, Tarragon Corp., TOUSA, WCI Communities

•	Technology/Media/Telecom: Charter Communications, Hawaiian Telcom, Journal Register, Nortel, Tribune Co., R.H. Donnelley

•	Other industries: Masonite, Pilgrim’s Pride, Smurfit-Stone Container, Spectrum Brands

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised during or since the first half of 2009, are:

•	Alliance Bank (Kazakhstan) in the restructuring of its existing debt obligations

•	Belvédère – advising the FRN noteholder committee

•	Trustee for the Liquidation of Bernard L. Madoff Investment Securities LLC in connection with the sale of the market making business

•	Capmark Financial on its debt and capital structure matters

•	Cemex on its debt restructuring

•	Countrywide – advised senior secured noteholders and senior noteholders in the company’s restructuring

•	Evraz on concurrent convertible bond and equity offerings

•	Ferretti – advised the senior and second lien creditor coordinating committee in the company’s restructuring

•	Gamma Holding on the negotiation of improved financing terms

•	The Hellenic Republic on the sale of assets of Olympic Airlines and Olympic Airways Services to Marfin Investment Group

•	Honsel – advisor to the senior creditor committee in the company’s restructuring

•	INEOS on its covenant negotiations

•	Lehman Brothers Holdings, including on the sale of Lehman Brothers Banque France to Nomura

•	Manitou on the renegotiation of its debt financing terms

•	Monier – advising the consortium of Apollo, Towerbrook and York Capital on the company’s creditor-led restructuring

•	Morris Publishing in evaluating its strategic options regarding the company’s existing capital structure

•	Republic of Côte d’Ivoire – advised the Ministry of Finance on the restructuring of the Republic’s external public debt

•	Rhône Capital on its investment in Quiksilver

•	Saeco’s board of directors on its financial restructuring and sale to Philips

•	Thomson – advising US private placement noteholders in the company’s restructuring

•	True Temper on exploring alternatives regarding its capital structure

•	UAW in negotiating VEBA restructurings with GM, Ford and Chrysler

•	Verenium Corp. in evaluating alternatives with respect to its existing debt structure

•	Vita Group on its restructuring

•	Weather Investments on the restructuring and refinancing of the debt of Wind Telecomunicazioni

Corporate Finance and Other

Corporate Finance and Other operating revenue was $25.0 million for the second quarter of 2009, compared to $31.2 million for the second quarter of 2008 and $6.1 million for the first quarter of 2009. Corporate Finance and Other operating revenue decreased to $31.1 million for the first half of 2009, compared to $62.1 million for the first half of 2008. These results were due to a decline, particularly during the first quarter of 2009, in the value of fund closings by our Private Fund Advisory Group as well as declines in Equity Capital Markets transactions and private placements.

Assignments in the second quarter of 2009 included serving as lead advisor to Iconix Brand Group on its follow-on capital raising transaction and Callaway on its cumulative perpetual convertible preferred stock offering. We also advised Transatlantic Holdings, SunPower and Clean Energy Fuels on their follow-on capital markets transactions; SunPower and CommScope on their issuance of new convertible debentures; Genesco on an exchange of convertible debentures for shares of common stock; and Affymetrix on a buyback of its convertible notes.

In addition, we advised on a number of rights offerings, rights issues and convertible bond offerings for such clients as Danone, Pernod Ricard, and Segro. We also recently advised on a number of PIPEs and Registered Direct Offerings during the second quarter of 2009, including for Savient Pharmaceuticals, Capstone Turbine, Discovery Laboratories, Cytokinetics, Altair Nanotechnologies, Globalstar and FuelCell Energy. Additionally, we served as a financial advisor to Trico Marine on a private debt exchange offering.

Asset Management

Asset Management operating revenue was $131.6 million for the second quarter of 2009, compared to $178.8 million for the 2008 second quarter and $102.9 million for the first quarter of 2009. Asset Management operating revenue was $234.5 million for the first half of 2009, compared to $347.3 million for the first half of 2008.

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Asset Management includes the management of equity and fixed income securities as well as alternative investment and private equity funds. As of June 30, 2009, approximately 78% of Lazard’s AUM was invested in equities and 17% in fixed income.

Asset Management net revenue is derived from fees for investment management and advisory services. The main driver of Asset Management net revenue is the level of AUM, which is influenced by Lazard’s investment performance, its ability to successfully attract and retain assets, the broader performance of the global equity markets and, to a lesser extent, fixed income markets.

Assets under management at the end of the second quarter of 2009 were $98.0 billion, representing a 21% increase from the level of assets under management of $81.1 billion at March 31, 2009, primarily due to market and foreign exchange appreciation of $16.6 billion as well as net inflows of $353 million during the second quarter. We have continued to have strong net inflows in the month of July, aggregating $2.3 billion so far this month.

Average assets under management were $89.6 billion for the second quarter of 2009, compared to $134.2 billion for the second quarter of 2008. Second-quarter 2009 average assets under management increased 4% over first-quarter 2009 average assets under management. Average assets under management were $90.1 billion for the first half of 2009, compared to $136.6 billion for the first half of 2008.

Management fees were $107.1 million for the second quarter of 2009, compared to $157.1 million for the 2008 second quarter and $93.5 million for the first quarter of 2009. Management fees were $200.6 million for the first half of 2009, compared to $315.1 million for the first half in 2008.

Incentive fees were $13.2 million and $18.6 million for the second quarter and first half of 2009, respectively, compared to $8.4 million for the comparable periods in 2008. Incentive fees are recorded on the measurement date, which for most of our alternative strategies that are subject to incentive fees falls in the fourth quarter.

Other Asset Management revenue was $11.3 million for the second quarter of 2009, compared to $13.3 million for the second quarter of 2008, and was $15.3 million for the first half of 2009, compared to $23.7 million for the first half of 2008. The decrease was due primarily to lower interest and commission revenue during the first and second quarters of 2009.

Corporate

Corporate operating revenue was $14.2 million for the second quarter of 2009, compared to $26.2 million for the second quarter of 2008, and was $20.7 million for the first half of 2009, compared to a negative $(13.4) million for the first half of 2008. Revenue in the 2009 first half primarily represents investment gains and returns on average cash balances. In the 2008 first half, the negative revenue was due to markdowns in our portfolios of debt and equity securities during the first quarter of 2008, which offset other investment gains.

Expenses

Compensation and Benefits

Compensation and benefits expense decreased 15% to $239.3 million for the second quarter of 2009, compared to $280.0 million for the second quarter of 2008, and decreased 6% to $442.8 million for the first half of 2009, compared to $473.6 million for the first half of 2008. The ratio of compensation and benefits expense to operating revenue was 60% in the second quarter of 2009, reducing the ratio for the first half to 65.9%. In 2008, the ratio was 56.7% for both the second quarter and the first half.

Our compensation ratio for the first half of 2009 is not necessarily representative of the ratio for the full year. The timing of our actual operating revenue during the year will impact the compensation ratio for each quarter. The ratio may also be impacted in the short term by our accelerated global senior-level hiring initiative and competitive considerations to meet our employee retention objectives. Our plan is for compensation expenses to usually be below 57.5% of operating revenue in any year and to average below 57.5% over time in our existing businesses. Of course, as in the first half of 2009, this ratio may rise above 57.5% during periods of significant revenue decline.

Compensation and benefits expense includes the amortization of restricted stock unit and deferred cash incentive awards. This amortization is determined on a straight-line basis over the vesting periods and not on the basis of revenue recognition, and amounted to $87.4 million and $170.2 million in the second quarter and first half of 2009, respectively, compared to $56.7 million and $112.3 million in the respective 2008 periods.

Non-Compensation

Non-compensation expense decreased 20% to $79.4 million for the second quarter of 2009, compared to $99.6 million for the second quarter of 2008 and decreased 22% to $152.5 million for the first half of 2009, compared to $196.1 million for the first half of 2008. The ratio of non-compensation expense to operating revenue was lower in both the second quarter and first half of 2009, compared to the corresponding 2008 periods. The ratio was 19.9% for the second quarter of 2009, compared to 20.2% for the second quarter of 2008 and was 22.7% for the first half of 2009, compared to 23.5% for the first half of 2008. Factors contributing to the decrease include lower spending for travel and other business development expenses, consulting and recruiting fees as well as the strengthening of the U. S. dollar versus foreign currencies.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes on a fully exchanged basis was $13.5 million for the second quarter of 2009, compared to $21.5 million for the second quarter of 2008, and was $16.1 million for the first half of 2009 (excluding the effect of the first-quarter restructuring expense), compared to $26.8 million for the first half of 2008. The effective tax rate for the second quarter and first half of 2009 was 23.9% and 54.5% respectively, compared to 25% for the corresponding 2008 periods, exclusive of LAM general partnership interest-related revenue.

Capital

At June 30, 2009, total stockholders’ equity related to Lazard’s interest was $324.1 million, which includes positive adjustments to total Accumulated Other Comprehensive Loss during the first half of 2009, due primarily to (i) net foreign currency translation adjustments of $34.3 million, and (ii) net unrealized gains of $6.9 million related to securities designated as available for sale.

During the second quarter of 2009, current and former Lazard Managing Directors who held LAZ-MD Holdings exchangeable interests and/or Class A common stock (the “Selling Shareholders”) sold 4 million shares of Lazard Ltd Class A common stock. Lazard did not receive any proceeds from such sales. Separately, Lazard Group purchased 1.7 million shares of Class A common stock and 69,623 exchangeable interests from the Selling Shareholders for an aggregate cost of $46.0 million. Lazard’s remaining share repurchase authorization at June 30, 2009, was $74.7 million. At June 30, 2009, current and former Lazard Managing Directors and employees now own 52% of Lazard Ltd, assuming full vesting of their Restricted Stock Units and including exchangeable interests and Class A shares that they own.

Strategic Business Developments

During the first half of 2009, Lazard continued to invest in both its Financial Advisory and Asset Management businesses. These investments support the firm’s ongoing five-year strategy to create growth opportunities.

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We have continued to accelerate our major global hiring initiative at the senior level. During the second quarter, we hired a number of senior professionals in our Financial Advisory business, including in telecommunications, oil and gas, European industrials, healthcare and financial institutions, as well as M&A in Australia. We also made hires in healthcare, consumer and retail in the US Middle Market. Earlier in the first half of the year we added senior hires in debt advisory in France and Benelux, restructuring in the US, financial institutions and global healthcare advisory in the UK, and financial and capital structure advisory in Germany. We also recently named a global head of M&A.

•	In Asset Management, we continued to seed new strategies in our traditional and alternative investments business.

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On July 28, 2009, we elected Laurent Mignon, Chief Executive Officer of Natixis, to the firm’s Board of Directors. Mr. Mignon succeeds Dominique Ferrero, former Chief Executive of Natixis, who has retired from Lazard’s Board of Directors, for which he served since March 2008.

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In July 2009, we established a Chicago-based private equity business with The Edgewater Funds, a Chicago-based private equity firm, through the acquisition of The Edgewater Funds’ management vehicles. Edgewater, which will continue to be managed by its current leadership team who retains a substantial economic interest, is focused on growth-oriented investments and buyouts in the US middle market. The addition of Edgewater will bring a nationally prominent middle market private equity management business to Lazard and will serve as an enhancement to our expanding effort in Chicago, the highly active base for our Financial Advisory business in the Midwest.

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In June 2009, Thaddeus Shelly joined Lazard to lead a newly formed Wealth Management subsidiary of Lazard Group in the U.S. Lazard Wealth Management will provide customized investment management and financial planning services to high net worth investors.

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In February 2009, we entered into a strategic alliance with Alfaro, Davila y Rios S.C. (ADR), a financial advisory firm in Mexico, to provide global M&A advisory services for clients, both inside and outside of Mexico, who are seeking to acquire or sell Mexican assets or have interests in other financial transactions with Mexican companies, and to provide restructuring advisory services to Mexican clients. As a result of this alliance, as well as our relationships with Signatura Lazard in Brazil and MBA Lazard throughout Central and South America, Lazard now has complete coverage throughout the Latin American region.

U.S. GAAP Financial Information

The following table presents selected financial results for the second quarter and first half of 2009, compared to the second quarter and first half of 2008 on a U.S. GAAP basis, which is before exchange of exchangeable interests and for the first half of 2009 includes the $62.6 million first quarter pre-tax charge.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in millions, except per share data)
Operating income (loss)	$56.9	$87.7	$(33.8)	$105.8

Net income (loss) attributable to Lazard Ltd	$28.2	$34.3	$(25.3)	$42.1

Net income (loss) per share - diluted	$0.34	$0.54	$(0.36)	$0.70

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income (loss) attributable to Lazard Ltd, assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Noncontrolling interests assuming full exchange of exchangeable interests

•	Provisions for income taxes on a fully exchanged basis

•	Net income (loss) attributable to LAZ-MD

•	Net income (loss) attributable to other noncontrolling interests

•	Net income (loss) and related amount per share (diluted), assuming full exchange of exchangeable interests and excluding the restructuring expense

A reconciliation of non-U.S. GAAP financial information is presented on page 16 of this press release.

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 39 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Conference Call

Bruce Wasserstein, Chairman and Chief Executive Officer, Steven Golub, Vice Chairman, and Michael Castellano, Chief Financial Officer, will host a conference call today at 10am EDT to discuss the company’s financial results for the second quarter of 2009. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (877) 397-0235 (U.S. and Canada) or +1 (719) 325-4847 (outside of the U.S. and Canada), 15 minutes prior to the start of the conference call.

A replay of the conference call will be available beginning at 1:00 p.m. EDT on July 29, 2009, through August 12, 2009, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 8120144.

*         *         *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*         *         *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

###

LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$134,855	$225,108	(40%)	$231,329	$391,092	(41%)
Financial Restructuring	93,231	32,666	185%	154,160	48,204	220%
Corporate Finance and Other	25,005	31,220	(20%)	31,099	62,126	(50%)

Total	253,091	288,994	(12%)	416,588	501,422	(17%)
Asset Management
Management Fees	107,123	157,108	(32%)	200,623	315,117	(36%)
Incentive Fees	13,170	8,429	56%	18,605	8,429	121%
Other Revenue	11,273	13,289	(15%)	15,273	23,713	(36%)

Total	131,566	178,826	(26%)	234,501	347,259	(32%)

Core Operating Business Revenue (a)	384,657	467,820	(18%)	651,089	848,681	(23%)
Corporate	14,190	26,219	(46%)	20,663	(13,439)	NM

Operating Revenue (b)	398,847	494,039	(19%)	671,752	835,242	(20%)
LAM GP Related Revenue/(Loss)	257	1,643	—	(813)	(1,610)	—
Other Interest Expense	(23,479)	(28,294)	—	(46,919)	(58,165)	—

Net Revenue	$375,625	$467,388	(20%)	$624,020	$775,467	(20%)

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of all investments in Corporate.

(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended Ended June 30,			Six Months Ended Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	($ in thousands, except per share data)
Total revenue (a)	$402,476	$504,002	(20%)	$679,398	$854,106	(20%)
LFB interest expense	(3,629)	(9,963)		(7,646)	(18,864)

Operating revenue	398,847	494,039	(19%)	671,752	835,242	(20%)
LAM GP related revenue/(loss)	257	1,643		(813)	(1,610)
Other interest expense	(23,479)	(28,294)		(46,919)	(58,165)

Net revenue	375,625	467,388	(20%)	624,020	775,467	(20%)
Operating expenses:
Compensation and benefits	239,279	280,021	(15%)	442,811	473,582	(6%)
Occupancy and equipment	19,990	22,277		40,084	51,771
Marketing and business development	15,788	25,220		29,241	45,684
Technology and information services	16,156	17,089		32,078	33,330
Professional services	11,871	16,237		20,060	29,504
Fund administration and outsourced services	8,057	6,573		15,803	13,143
Other	7,538	12,233		15,216	22,693

Total non-compensation expense	79,400	99,629	(20%)	152,482	196,125	(22%)
Restructuring expense (b)	—	—		62,550	—

Operating expenses	318,679	379,650	(16%)	657,843	669,707	(2%)

Operating income (loss)	56,946	87,738	(35%)	(33,823)	105,760	NM
Provision for income taxes	13,519	18,110	(25%)	9,344	22,950	(59%)
Net income (loss)	43,427	69,628	(38%)	(43,167)	82,810	NM
Net income (loss) attributable to LAZ-MD	14,981	33,667		(17,046)	42,303
Net income (loss) attributable to other noncontrolling interests	259	1,644		(812)	(1,609)

Net income (loss) attributable to Lazard Ltd	$28,187	$34,317	(18%)	($25,309)	$42,116	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding (c):
Basic	74,935,658	56,416,850	33%	72,539,998	53,198,522	36%
Diluted	127,984,819	126,711,796	1%	72,539,998	113,713,062	(36%)
Net income (loss) per share:
Basic	$0.38	$0.61	(38%)	($0.36)	$0.80	NM
Diluted	$0.34	$0.54	(37%)	($0.36)	$0.70	NM

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding restructuring expenses:
Operating income excluding restructuring expense	$56,946	$87,738	(35%)	$28,727	$105,760	(73%)

Net income attributable to Lazard Ltd assuming full exchange of exchangeable interests and excluding restructuring expense	$43,145	$64,570	(33%)	$13,454	$80,526	(83%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding restructuring expense (d):
Basic	115,759,285	110,463,868	5%	115,885,804	107,883,427	7%
Diluted	125,353,249	126,711,796	(1%)	120,682,786	118,554,347	2%
Net income per share - assuming full exchange of exchangeable interests and excluding restructuring expense:
Basic	$0.37	$0.58	(36%)	$0.12	$0.75	(84%)
Diluted	$0.34	$0.54	(37%)	$0.11	$0.71	(85%)
Ratio of compensation to operating revenue	60.0%	56.7%		65.9%	56.7%
Ratio of non-compensation to operating revenue	19.9%	20.2%		22.7%	23.5%

See Notes to Unaudited Condensed Consolidated Statements of Operations

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

(a)	Excluding LAM General Partnership related revenue

(b)	Expenses related to severance, benefits and other charges in the three month period ended March 31, 2009 in connection with the reduction and realignment of staff.

(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income (Loss) Per Share”.

(d)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2008 and excluding the restructuring expense noted in (b) above (see “Reconciliation of US GAAP to Full Exchange Results Excluding Restructuring Expense”).

NM     Not meaningful

LAZARD LTD

RECONCILIATION OF US GAAP RESULTS TO FULL EXCHANGE EXCLUDING RESTRUCTURING EXPENSE

(unaudited)

	Three Months Ended Ended June 30,		Six Months Ended Ended June 30,
	($ in thousands, except per share data)
	2009	2008	2009	2008
Net income (loss) attributable to Lazard Ltd	$28,187	$34,317	($25,309)	$42,116
Adjustment to exclude Restructuring expense:
Restructuring expense	—	—	62,550	—
Provision (benefit) for income taxes	—	—	(6,401)	—
Net income (loss) attributable to LAZ-MD	—	—	(21,075)	—

Net income attributable to Lazard Ltd excluding Restructuring expense	$28,187	$34,317	$9,765	$42,116

Adjustment for full exchange of exchangeable interests (a):
Tax adjustment for full exchange	(23)	(3,414)	(340)	(3,893)
Amount attributable to LAZ-MD	14,981	33,667	4,029	42,303

Net income attributable to Lazard Ltd excluding Restructuring expense and assuming full exchange of exchangeable interests	$43,145	$64,570	$13,454	$80,526

Diluted net income per share (b):
Net income (loss) attributable to Lazard Ltd	$0.34	$0.54	($0.36)	$0.70
Net income attributable to Lazard Ltd and excluding Restructuring expense	$0.34	$0.54	$0.14	$0.70
Net income assuming full exchange of exchangeable interests and excluding Restructuring expense	$0.34	$0.54	$0.11	$0.71

(a)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2008 and an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests.

(b)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$895,984	$909,707
Cash segregated for regulatory purposes or deposited with clearing organizations	7,904	14,583
Receivables	529,126	712,526
Investments (a)
Debt	320,743	333,070
Equity	73,115	71,105
Other	224,147	215,792

	618,005	619,967
Goodwill and other intangible assets	189,613	175,144
Other assets	412,698	431,004

Total Assets	$2,653,330	$2,862,931

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$382,334	$541,784
Accrued compensation and benefits	139,430	203,750
Senior debt	1,086,850	1,087,750
Other liabilities	518,734	567,895
Subordinated debt	150,000	150,000

Total liabilities	2,277,348	2,551,179
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	870	763
Class B	—	—
Additional paid-in capital	538,227	429,694
Accumulated other comprehensive loss, net of tax	(47,759)	(79,435)
Retained earnings	179,144	221,410

	670,482	572,432
Less: Class A common stock held by a subsidiary, at cost	(346,406)	(321,852)

Total Lazard Ltd stockholders’ equity	324,076	250,580
Noncontrolling interests	51,906	61,172

Total stockholders’ equity (b)	375,982	311,752

Total liabilities and stockholders’ equity	$2,653,330	$2,862,931

(a)	At fair value, with the exception of $75,644 and $75,695 of investments accounted for under the equity method at June 30, 2009 and December 31, 2008, respectively.

(b)	Effective January 1, 2009 in accordance with SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” noncontrolling interests are reported within Stockholders’ Equity.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	June 30, 2009	Mar. 31, 2009 (a)	Dec. 31, 2008	Sept. 30, 2008 (b)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007
			($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$134,855	$96,474	$192,678	$230,890	$225,108	$165,984	$313,622	$295,401	$164,318
Financial Restructuring	93,231	60,929	47,135	23,944	32,666	15,538	32,321	56,161	29,073
Corporate Finance and Other	25,005	6,094	12,542	15,349	31,220	30,906	47,190	28,255	51,619

Total	253,091	163,497	252,355	270,183	288,994	212,428	393,133	379,817	245,010
Asset Management
Management Fees	107,123	93,500	107,987	145,332	157,108	158,009	165,432	157,424	142,230
Incentive Fees	13,170	5,435	16,353	10,179	8,429	—	48,959	7,315	5,752
Other Revenue	11,273	4,000	1,018	536	13,289	10,424	16,782	12,798	13,666

Total	131,566	102,935	125,358	156,047	178,826	168,433	231,173	177,537	161,648

Core operating business revenue (c)	384,657	266,432	377,713	426,230	467,820	380,861	624,306	557,354	406,658
Corporate	14,190	6,473	24,835	11,076	26,219	(39,658)	(6,710)	12,164	32,868

Operating revenue (d)	$398,847	$272,905	$402,548	$437,306	$494,039	$341,203	$617,596	$569,518	$439,526

Operating income (loss) (e)	$56,946	$(28,219)	$54,093	$64,837	$87,738	$18,022	$132,278	$118,586	$89,163

Net income (loss) attributable to Lazard Ltd	$28,187	$(18,422)	$37,979	$31,671	$34,317	$7,799	$59,125	$40,267	$29,296

Net income (loss) attributable to Lazard Ltd per share
Basic	$0.38	($0.27)	$0.54	$0.48	$0.61	$0.16	$1.17	$0.79	$0.57
Diluted	$0.34	($0.27)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.52
Supplemental Information:
Net income (loss) attributable to Lazard Ltd assuming full exchange of exchangeable interests	$43,145	$(29,691)	$61,154	$54,750	$64,570	$15,956	$122,577	$83,565	$61,515

Net income (loss) attributable to Lazard Ltd per share assuming full exchange of exchangeable interests
Basic	$0.37	($0.26)	$0.52	$0.47	$0.58	$0.15	$1.16	$0.78	$0.57
Diluted	$0.34	($0.26)	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.53
Assets Under Management ($ millions)	$98,020	$81,084	$91,109	$113,287	$134,139	$134,193	$141,413	$142,084	$135,350

(a)	The three month period ended March 31, 2009 represents U.S. GAAP results less restructuring expense of $62,550 and related tax effect.

(b)	The three month period ended September 30, 2008 represents U.S. GAAP results less an operating expense charge of $199,550 and related tax effect in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(c)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.

(d)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

(e)	Operating income is after interest expense and before income taxes and noncontrolling interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009		2008
	Total	Total	Total	excluding Restructuring	Total
		($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$28,187	$34,317	($25,309)	$9,765	$42,116
Add - net income (loss) associated with Class A common shares issuable on a non-contingent basis (a)	342	308	(473)	63	397

Basic net income (loss) attributable to Lazard Ltd	$28,529	$34,625	($25,782)	$9,828	$42,513

Denominator:
Weighted average shares outstanding (a)	74,935,658	56,416,850	72,539,998	72,539,998	53,198,522

Basic net income (loss) attributable to Lazard Ltd per share	$0.38	$0.61	($0.36)	$0.14	$0.80

Diluted
Numerator:
Basic net income (loss) attributable to Lazard Ltd	$28,529	$34,625	($25,782)	$9,828	$42,513
Add - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	654	1,785	—	—	—
Noncontrolling interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	14,915	31,554	—	—	37,527

Diluted net income (loss) attributable to Lazard Ltd	$44,098	$67,964	($25,782)	$9,828	$80,040

Denominator:
Weighted average shares outstanding	74,935,658	56,416,850	72,539,998	72,539,998	53,198,522
Add - dilutive effect of incremental issuable shares (c):
Restricted stock units	8,321,968	5,005,928	—	—	4,240,368
Equity security units	—	7,051,000	—	—	—
Convertible notes	2,631,570	2,631,570	—	—	—
Series A and Series B convertible preferred stock (d)	1,271,996	1,559,430	—	—	1,589,267
Exchangeable interests	40,823,627	54,047,018	—	—	54,684,905

Diluted weighted average shares outstanding	127,984,819	126,711,796	72,539,998	72,539,998	113,713,062

Diluted net income (loss) attributable to Lazard Ltd per share	$0.34	$0.54	($0.36)	$0.14	$0.70

(a)	For the three and six month periods ended June 30, 2009, includes 993,024 weighted average shares and for the three and six month period ended June 30, 2008, includes 1,185,282 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three and six month periods ended June 30, 2009, includes 2,225,438 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(b)	For the three month periods ended June 30, 2009 and June 30, 2008, includes interest expense, net of tax related to the convertible notes. For the three month period ended June 30, 2008, includes interest expense, net of tax, related to the equity security units.

(c)	Incremental issuable shares included if dilutive.

(d)	For the three month period ended June 30, 2009 includes 9,724 shares of Series A convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation. For the three and six month periods ended June 30, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2008

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009		2008
	Total	Total	Total	excluding Restructuring	Total
	($ in thousands, except per share data)
Basic
Numerator:
Net income (loss) attributable to Lazard Ltd	$43,145	$64,570	($42,695)	$13,454	$80,526
Denominator:
Weighted average shares outstanding (a)	115,759,285	110,463,868	115,885,804	115,885,804	107,883,427

Basic net income (loss) attributable to Lazard Ltd per share	$0.37	$0.58	($0.37)	$0.12	$0.75

Diluted
Numerator:
Net income (loss) attributable to Lazard Ltd	$43,145	$64,570	($42,695)	$13,454	$80,526
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	—	3,396	—	—	3,396

Diluted net income (loss) attributable to Lazard Ltd	$43,145	$67,966	($42,695)	$13,454	$83,922

Denominator:
Weighted average shares outstanding	115,759,285	110,463,868	115,885,804	115,885,804	107,883,427
Add - dilutive effect of incremental issuable shares (c):
Restricted stock units	8,321,968	5,005,928	—	4,160,984	4,240,368
Equity security units	—	7,051,000	—	—	3,525,500
Convertible notes	—	2,631,570	—	—	1,315,785
Series A and Series B convertible preferred stock (d)	1,271,996	1,559,430	—	635,998	1,589,267

Diluted weighted average shares outstanding	125,353,249	126,711,796	115,885,804	120,682,786	118,554,347

Diluted net income (loss) attributable to Lazard Ltd per share	$0.34	$0.54	($0.37)	$0.11	$0.71

(a)	For the three and six month periods ended June 30, 2009, includes 993,024 weighted average shares and for the three and six month period ended June 30, 2008, includes 1,185,282 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three and six month periods ended June 30, 2009, includes 2,225,438 related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(b)	For the three and six month periods ended June 30, 2008, includes interest expense, net of tax related to the equity security units and convertible notes.

(c)	Incremental issuable shares included if dilutive.

(d)	For the three month period ended June 30, 2009 includes 9,724 shares of Series A convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation. For the three and six month periods ended June 30, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	June 30, 2009	March 31, 2009	December 31, 2008	Qtr to Qtr	YTD
	($ in millions)
Equities	$76,352	$61,773	$69,730	23.6%	9.5%
Fixed Income	16,975	14,818	15,824	14.6%	7.3%
Alternative Investments	2,950	2,805	3,196	5.2%	(7.7%)
Private Equity (a)	1,592	1,512	1,579	5.3%	0.8%
Cash	151	176	780	(14.2%)	(80.6%)

Total AUM	$98,020	$81,084	$91,109	20.9%	7.6%

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
	($ in millions)			($ in millions)
AUM - Beginning of Period	$81,084	$134,193		$91,109	$141,413
Net Flows	353	2,550		(2,093)	4,265
Market and foreign exchange appreciation (depreciation)	16,583	(2,604)		9,004	(11,539)

AUM - End of Period	$98,020	$134,139		$98,020	$134,139

Average AUM (b)	$89,551	$134,166		$90,071	$136,582

% Change in average AUM	(33.3%)			(34.1%)

(a)	Includes $1.3 billion, $1.2 billion and $1.2 billion as of June 30, 2009, March 31, 2009 and June 30, 2008, respectively, held by an investment company for which Lazard may earn carried interests.

(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009		2008
	Total	Total	Total	excluding Restructuring	Total
	($ in thousands)
Lazard Ltd Consolidated Effective Tax Rate
Operating Income (Loss)
Lazard Group
Allocable to LAZ-MD Holdings	$19,480	$41,217	($14,674)	$8,800	$50,413
Allocable to Lazard Ltd	38,635	46,933	(18,119)	20,957	55,534

Total Lazard Group operating income (loss)	58,115	88,150	(32,793)	29,757	105,947
Lazard Ltd and its wholly owned subsidiaries	(1,169)	(412)	(1,030)	(1,030)	(187)

Total Lazard Ltd consolidated operating income (loss)	$56,946	$87,738	(33,823)	$28,727	$105,760

Provision for income taxes

Lazard Group (effective tax rates of 22.7% and (26.4%) for the three and six month periods ended June 30, 2009 and 15.9% and 17.4% for the three and six month periods ended June 30, 2008, respectively.) (a)

Allocable to LAZ-MD Holdings	$4,361	$6,669	$2,636	$5,034	$8,910
Allocable to Lazard Ltd	8,858	7,386	6,029	10,032	9,482

Total Lazard Group provision for income taxes	13,219	14,055	8,665	15,066	18,392
Tax adjustment for Lazard Ltd entity-level (b)	300	4,055	679	679	4,558

Lazard Ltd consolidated provision for income taxes	$13,519	$18,110	$9,344	$15,745	$22,950

Lazard Ltd consolidated effective tax rate	23.7%	20.6%	(27.6%)	54.8%	21.7%

Lazard Ltd Fully Exchanged Tax Rate
Operating Income (Loss)
Lazard Ltd consolidated operating income (loss)	$56,946	$87,738	($33,823)	$28,727	$105,760
Adjustments for LAM GP related loss/(revenue)	(257)	(1,643)	813	813	1,610

Operating income (loss) excluding LAM GP related revenue	$56,689	$86,095	($33,010)	$29,540	$107,370

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$13,519	$18,110	$9,344	$15,745	$22,950
Tax adjustment for full exchange (c)	23	3,414	340	340	3,893

Total fully exchanged provision for income taxes	$13,542	$21,524	$9,684	$16,085	$26,843

Lazard Ltd fully exchanged tax rate	23.9%	25.0%	(29.3%)	54.5%	25.0%

(a)	Lazard Group effective tax rate of 50.6% excluding the restructuring expense for the six month period ended June 30, 2009.

(b)	Represents an adjustment to the Lazard Ltd tax provision applicable to its ownership interest in Lazard Group’s operating income exclusive of its share of LAM GP related gains and losses. For the six month period ended June 30, 2009, the income tax benefit associated with the restructuring expense was $6,401 which significantly impacted the effective tax rate.

(c)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests.